EXHIBIT 23


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                                                                      Exhibit 23
                          Independent Auditors' Consent

IDACORP, Inc.

     We consent to the incorporation by reference in this Registration Statement of IDACORP, Inc. on Form S-8 of our reports dated February 6, 2003 (which report for IDACORP, Inc. expresses an unqualified opinion and includes an explanatory paragraph relating to changes in accounting for goodwill and the presentation of energy trading activities) and June 18, 2002, appearing in the Annual Report on Form 10-K of IDACORP, Inc. and Idaho Power Company for the year ended December 31, 2002 and in the Annual Report on Form 11-K of Idaho Power Company Employee Savings Plan for the year ended December 31, 2001, respectively.


Deloitte & Touche LLP
Boise, Idaho
April 2, 2003